Exhibit 24.7


INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in the Registration Statement (Form S-8) of Fourth Financial Corporation and related Prospectus pertaining to the Fourth Financial Corporation 1993 Incentive Stock Option Plan of our report on the financial statements of KNB Bancshares, Inc. and Subsidiaries for the year ended December 31, 1991, dated February 7, 1992, which is included in the Annual Report on Form 10-K of Fourth Financial Corporation for the year ended December 31, 1993.





/s/ Deloitte & Touche


Kansas City, Missouri
May 25, 1994